Fero Industries Enters into Definitive Agreement to Acquire Pyro Pharmaceuticals

CALGARY ALBERTA- BUSINESS WIRE- Fero Industries, Inc. FROI-OTC BB

(the “Company”) is pleased to announce that the Company has entered into a Definitive Agreement to acquire Pyro Pharmaceuticals, Inc. of Irvine California.  Pyro Pharmaceuticals, Inc. is engaged in the business of developing therapeutics against multi-drug resistant infectious microorganisms. The Definitive Agreement provides for the exchange of Pyro’s capital stock for shares of the Company’s common stock, with Fero remaining as the parent entity and Pyro as a subsidiary.  It is anticipated that a final closing to occur upon completion of Pyro’s audited financial Statements and will be subject to certain terms and conditions as set forth in the definitive agreement.  Complete details of the transaction will be in the attachment to the Company’s filing on Form 8-K to be filed with the Securities and Exchange Commission

Pyro Pharmaceuticals, Inc. is developing therapeutics against multi-drug resistant infectious microorganisms or “Super Bugs.”  Pyro’s focus is on diseases in which antibiotic resistance has become a significant issue. Pyro’s plan is to develop a new class of antibiotics for a wide variety of pathogenic microorganisms, especially those that have exhibited multiple drug resistance.  Antibiotic resistance is a growing public health concern worldwide.   According to the Center for Disease Control (“CDC”), antibiotic drug resistance has significantly increased mortality rates, making infectious disease the third largest cause of death in the United States.  Drug resistance has also increased the cost of health care delivery.  Examples of the types of bacteria that have become resistant to antibiotics include the species that cause skin infections, meningitis, sexually transmitted diseases, respiratory tract infections such as pneumonia and tuberculosis, and multi-drug resistant Staphylococcus aureus (MRSA).

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Fero Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.".

For more information visit Pyro’s website at www.pyropharmaceuticals.com or contact Michael Irving at Interactive Resources Group, Inc. at 1-866-998-9669 Ext.150